Exhibit 99.1

NEWS RELEASE

GEOSPACE TECHNOLOGIES CORPORATION REPORTS FOURTH QUARTER

AND FISCAL YEAR 2025 RESULTS

Houston, Texas – November 20, 2025 – Geospace Technologies Corporation (NASDAQ: GEOS) (“the “Company") today reported revenue for the fourth quarter ended September 30, 2025, of $30.7 million compared to revenue of $35.4 million for the comparable year-ago period. Net loss for the fourth quarter ended September 30, 2025 was $9.1 million, or $(0.71) per diluted share, compared to a net loss of $12.9 million, or $(1.00) per diluted share, for the comparable year-ago period.

For the twelve-month period ended September 30, 2025, Geospace Technologies reported revenue of $110.8 million for its fiscal year ended September 30, 2025. This compares to revenue of $135.6 million for the comparable year-ago period. Net loss for the fiscal year ended September 30, 2025 was $9.7 million, or $(0.76) per diluted share, compared to a net loss of $6.6 million, or $(0.50) per diluted share, for comparable year-ago period.

Management’s Comments

Richard “Rich” Kelley, Chief Executive Officer and President of Geospace Technologies, said, “The mixed fiscal year performance across the market segments continues to reinforce our vision of diversification and innovation for the company.

Our Smart Water segment delivered another strong year, exceeding expectations with double digit revenue growth for the fourth sequential fiscal year. The Hydroconn® connector line continued to gain market share and drove significant revenue gains compared to last year. We are also seeing increased market acceptance of the Aquana products both domestically and in the Caribbean markets. We anticipate continued market demand for both the Hydroconn and Aquana solutions. For international markets, we will build upon the municipal water management model in the U.S. and address challenges of water scarcity, environmental changes and natural disaster mitigation.

Continued market uncertainty and volatility in oil prices resulted in lower revenue from Energy Solutions. We experienced another year of reduced offshore exploration, increased competition and consolidation. These factors have led to decreased utilization of our ocean-bottom node rental fleet that has negatively impacted segment revenue. Despite lower revenue, we achieved strategic wins in the segment. As previously announced, we were awarded a major Permanent Reservoir Monitoring (PRM) contract with Petrobras as well as released and completed a major sale of our ultra lightweight land node, Pioneer™ to several customers, including Dawson Geophysical, a long-time valued partner. We have a strong backlog going into the next fiscal year and while there are encouraging signs, the short-term exploration market remains uncertain due to continued pressure from low oil prices. However, long-term demand forecasts should drive more favorable market conditions in future periods.

Our Intelligent Industrial segment continues to provide steady, predictable revenue from our industrial sensors and contract manufacturing solutions. As previously announced, to increase revenue from this segment, we acquired Geovox Security, Inc., the exclusive licensee of a human heartbeat detection algorithm developed by Oak Ridge National Lab. The Heartbeat Detector® complements our border and perimeter security solutions. It further serves to advance our strategy toward adding more solutions with annual recurring revenue. We also restructured our Exile product portfolio to increase revenues and improve margins. Both Heartbeat Detector and Exile have seen increased interest in their respective markets.

While Energy Solutions continues to play a key role in our overall strategy, we will continue to drive growth and profitability through diversification. We see incredible opportunities in our Smart Water and Intelligent Industrial segments to leverage our technology and manufacturing capabilities.

Smart Water Segment

Revenue from the Company’s Smart Water segment totaled $8.5 million for the three months ended September 30, 2025. This compares to $11.9 million in revenue for the same period a year ago a decrease of 28%. For the fiscal year, revenue from this segment totaled $35.8 million versus $32.4 million for the same prior year period for an increase of 10%. The decrease in revenue for the three-month period is due to decreased demand for our Hydroconn universal AMI connectors. Annually the Company expects a slight seasonal drop in demand for those products during the fall and winter months. The twelve-month increase in revenue is due to increased demand for Hydroconn connectors. Fiscal year 2025 marks the fourth annual year with double digit percentage revenue growth due for our connectors.

Energy Solutions Segment

For the three-month period ended September 30, 2025, revenue from the Company’s Energy Solutions segment totaled $15.7 million for a decrease of 11% when compared to $17.6 million from the same prior year period. Revenue from the twelve-month period was $50.7 million, a decrease of 35%, when compared to revenue from the same prior year period of $78.0 million. The decrease for the three-month period and 12-month period is due to lower utilization and sales for our marine ocean bottom node rental fleet, partially offset by sales of our newly released ultralight land node known as Pioneer. In the third quarter of this fiscal year the Company executed an eighteen-month PRM contract. Revenue will be recognized over the duration of the contract, which is anticipated to begin in our second fiscal quarter of 2026 and beyond.

Intelligent Industrial Segment

Revenue from the Company’s Intelligent Industrial segment totaled $6.4 million for the three-month period ended September 30, 2025. This compares with $5.8 million from the equivalent year ago period, representing an increase of 9%. Revenue for the twelve-month period ending September 30, 2025, was $24.0 million. This compares to the prior year-ago period of $24.9 million, a decrease of 4%. The increase in revenue for the three-month period was due to higher demand for our industrial sensors, and contract manufacturing services. The decrease in revenue for the twelve-month period was primarily due to revenue recognized for the three and twelve months ended September 30, 2024 on a government contract completed in the fourth quarter of fiscal year 2024 and lower demand for our imaging products, partially offset by an increase in demand for our industrial sensors and contract manufacturing services.

Balance Sheet and Liquidity

For the twelve-month period ended September 30, 2025, the Company used $22.2 million in cash and cash equivalents from operating activities. The Company generated $42.7 million of cash from investing activities that included $30.4 million in proceeds from the sale of short-term investments, $14.2 million of proceeds from the sale of rental equipment, $8.7 million in proceeds from the sale of property, plant and equipment and, offset by $8.0 million for additions to property, plant and equipment, $1.1 million in additions to the rental fleet and, $1.8 million for the acquisition of the Heartbeat Detector product line.

As of September 30, 2025, the Company had $26.3 million in cash and maintained an additional borrowing availability of $8.0 million under its bank credit agreement with no borrowings outstanding. For the twelve-month period ended September 30, 2025, the Company’s working capital is $64.1 million which includes $28.0 million of trade accounts and financing receivables. Additionally, the Company owns unencumbered property and real estate in both domestic and international locations. The sale of excess land and facilities owned by Geospace positioned adjacent to our Houston facility was completed in the third quarter.

Conference Call Information

Geospace Technologies will host a conference call to review its fourth quarter and fiscal year 2025 financial results on November 21, 2025, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (800) 267-6316 (US) or (203) 518-9783 (International). Please reference the conference ID: GEOSQ425 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies is a global technology and instrumentation manufacturer specializing in advanced sensing, IOT and highly ruggedized products, which serve smart water, energy exploration, industrial, government and commercial customers worldwide. The Company’s products blend engineering expertise with advanced analytic software to optimize energy exploration, enhance national and homeland security, empower water utility and property managers, and streamline electronic printing solutions. With more than four decades of excellence, the Company’s more than 450 employees across the world are dedicated to engineering and technical quality. Geospace is traded on the U.S. NASDAQ stock exchange under the ticker symbol GEOS. For more information, visit www.geospace.com.

MEDIA CONTACT: Caroline Kempf, ckempf@geospace.com, 713.986.8710

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “could”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the timing, adoption, results and success of our rollout of our Aquana smart water valves and cloud-based control platform, continued demand growth of our Hydroconn universal AMI connectors, future demand for our Quantum security solutions, the adoption and sale of our products in various geographic regions, potential tenders for permanent reservoir monitoring systems, future demand for ocean bottom node rental equipment, sales or rentals for our Mariner™ or Mariner Deep® nodes,  the adoption of Quantum's SADAR® product monitoring of subsurface reservoirs, the completion of new orders for channels of our Pioneer™ system, the fulfillment of customer payment obligations, the impact of the current armed conflict between Russia and Ukraine, our ability to manage changes and the continued health or availability of management personnel, volatility and direction of oil prices, anticipated levels of capital expenditures and the sources of funding therefor, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10-Q, or in other period reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum and OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels,  the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, credit losses associated with customer accounts, inability to collect on financing receivables, lack of further orders for our ocean bottom nodes rental equipment, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

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GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue:
Products	$29,624	$32,602	$104,204	$116,036
Rental	1,090	2,836	6,599	19,562
Total revenue	30,714	35,438	110,803	135,598
Cost of revenue:
Products	24,913	16,302	68,079	69,318
Rental	2,340	3,206	9,827	13,707
Total cost of revenue	27,253	19,508	77,906	83,025

Gross profit	3,461	15,930	32,897	52,573

Operating expenses:
Selling, general and administrative	8,074	7,241	29,815	26,554
Research and development	4,549	4,775	18,916	16,251
Other intangible asset impairment	—	2,761	—	2,761
Provision for (recovery of) credit losses	45	(26)	66	(110)
Total operating expenses	12,668	14,751	48,797	45,456

Gain on disposal of property	—	—	4,616	—

Income (loss) from operations	(9,207)	1,179	(11,284)	7,117

Other income (expense):
Loss on sale of subsidiary	—	(14,539)	—	(14,539)
Interest expense	(38)	(43)	(169)	(187)
Interest income	562	604	2,537	1,558
Foreign currency transaction losses, net	(10)	(17)	(275)	(270)
Other, net	(376)	(379)	(145)	(143)
Total other income (expense), net	478	(14,034)	1,948	(13,581)

Loss before income taxes	(8,729)	(12,855)	(9,336)	(6,464)
Income tax expense	333	5	388	114
Net loss	$(9,062)	$(12,860)	$(9,724)	$(6,578)

Loss per common share:
Basic	$(0.71)	$(1.00)	$(0.76)	$(0.50)
Diluted	$(0.71)	$(1.00)	$(0.76)	$(0.50)

Weighted average common shares outstanding:
Basic	12,820,403	12,797,653	12,793,075	13,151,600
Diluted	12,820,403	12,797,653	12,793,075	13,151,600

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts) (unaudited)

	AS OF SEPTEMBER 30,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$26,338	$6,895
Short-term investments	—	30,227
Trade accounts and financing receivables, net	28,009	21,868
Inventories, net	30,901	26,222
Assets held for sale	—	1,841
Prepaid expenses and other current assets	3,252	2,313
Total current assets	88,500	89,366

Non-current inventories, net	17,113	18,031
Rental equipment, net	8,120	14,186
Property, plant and equipment, net	23,244	21,083
Non-current trade accounts and financing receivables, net	8,190	6,375
Operating right-of-use assets	915	464
Goodwill	1,258	736
Other intangible assets, net	5,155	1,649
Other non-current assets	542	304
Total assets	$153,037	$152,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$10,369	$8,003
Operating lease liabilities	420	173
Other current liabilities	13,641	9,021
Total current liabilities	24,430	17,197

Contingent consideration	2,540	—
Non-current operating lease liabilities	554	339
Deferred tax liabilities, net	4	34
Total liabilities	27,528	17,570

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 14,378,962 and 14,206,082 shares issued, respectively; and 12,820,702 and 12,709,381 shares outstanding, respectively	144	142
Additional paid-in capital	98,845	97,342
Retained earnings	45,558	55,282
Accumulated other comprehensive loss	(4,538)	(4,257)
Treasury stock, at cost, 1,558,260 and 1,496,701 shares, respectively	(14,500)	(13,885)
Total stockholders’ equity	125,509	134,624
Total liabilities and stockholders’ equity	$153,037	$152,194

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	YEAR ENDED SEPTEMBER 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(9,724)	$(6,578)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax expense (benefit)	(31)	18
Rental equipment depreciation	6,176	10,859
Property, plant and equipment depreciation	3,752	3,512
Amortization of intangible assets	218	395
Intangible assets impairment expense	—	2,761
Accretion of discounts on short-term investments	(171)	(566)
Stock-based compensation expense	1,505	1,304
Provision for (recovery of) credit losses	66	(110)
Inventory obsolescence expense	3,071	589
Loss on sale of subsidiary	—	14,539
Gross profit from sale of rental equipment	(16,402)	(30,998)
(Gain) loss on disposal of property, plant and equipment	(4,679)	16
Realized gain on investments	(9)	—
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	(4,244)	6,593
Inventories	(7,571)	(10,985)
Other assets	(1,345)	(199)
Accounts payable trade	2,353	2,746
Other liabilities	4,803	(2,979)
Net cash used in operating activities	(22,232)	(9,083)

Cash flows from investing activities:
Purchase of property, plant and equipment	(7,973)	(3,857)
Investment in rental equipment	(1,091)	(8,321)
Proceeds from the sale of property, plant and equipment	8,675	9
Proceeds from the sale of rental equipment	14,171	31,964
Purchase of short-term investments	—	(32,078)
Proceeds from the sale of short-term investments	30,407	17,338
Payment for business acquisition	(1,750)	—
Payments received on note receivable related to sale of subsidiary	253	—
Cash disposed from sale of subsidiary	—	(1,231)
Net cash provided by investing activities	42,692	3,824

Cash flows from financing activities:
Debt issuance costs	(398)	—
Purchase of treasury stock	(615)	(6,385)
Net cash used in financing activities	(1,013)	(6,385)

Effect of exchange rate changes on cash	(4)	(264)
Increase (decrease) in cash and cash equivalents	19,443	(11,908)
Cash and cash equivalents, beginning of fiscal year	6,895	18,803
Cash and cash equivalents, end of fiscal year	$26,338	$6,895

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue:
Smart Water	$8,538	$11,876	$35,816	$32,434
Energy Solutions	15,729	17,649	50,706	77,977
Intelligent Industrial	6,364	5,840	23,960	24,891
Corporate	83	73	321	296
Total	$30,714	$35,438	$110,803	$135,598

Income (loss) from operations:
Smart Water	$1,640	$3,843	$5,663	$9,215
Energy Solutions	(4,992)	5,567	388	18,570
Intelligent Industrial	(1,061)	(4,510)	(4,329)	(6,691)
Corporate	(4,794)	(3,721)	(13,006)	(13,977)
Total	$(9,207)	$1,179	$(11,284)	$7,117